As filed with the Securities and Exchange Commission on April 24, 2026

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Charter Communications, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	400 Washington Blvd. Stamford, Connecticut 06902	84-1496755
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Charter Communications, Inc. 2019 Stock Incentive Plan

(Full title of the plans)

Jamal H. Haughton
Executive Vice President, General Counsel and Corporate Secretary
Charter Communications, Inc.
400 Washington Blvd.
Stamford, Connecticut 06902
(203) 428-0238
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Charter Communications, Inc., a Delaware corporation (the “Company” or the “Registrant”), pursuant to General Instruction E of Form S-8 to register 16,000,000 additional shares of the Registrant’s Class A Common Stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Charter Communications, Inc. 2019 Stock Incentive Plan. The Shares are additional securities of the same class as other securities for which previous registration statements on Form S-8 were filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 26, 2019 (File No. 333-232855) and on April 26, 2024 (File No. 333-278969) (the “Prior Registration Statements”). Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements filed by the Company are hereby incorporated by reference, except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement on Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters will be passed upon for us by Jamal H. Haughton, who serves as our Executive Vice President, General Counsel and Corporate Secretary. Mr. Haughton is a salaried employee and earns stock-based compensation of our common stock. Pursuant to various stock and employee benefit plans, Mr. Haughton is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of our common stock.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”) authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

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Article SEVENTH of the Registrant’s amended and restated certificate of incorporation, as amended, provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL.  Article TWELFTH of the Registrant’s amended and restated certificate of incorporation, as amended, provides that an officer of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as an officer, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL.

Article X of the Registrant’s amended and restated bylaws require the Registrant, to the fullest extent authorized by the DGCL, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL. The Registrant maintains and plans to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the Registrant’s amended and restated certificate of incorporation, as amended, and the Registrant’s amended and restated bylaws.

The Registrant has entered into indemnification agreements that require it to indemnify each of its directors and officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of the Registrant or any of its subsidiaries. The Registrant is obligated to pay the expenses of these persons in connection with any claims that are subject to the applicable agreement.

Item 8.	Exhibits.

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation of Charter Communications, Inc. dated as of May 18, 2016, as amended by Certificate of Amendment to Amended and Restated Certificate of Incorporation of Charter Communications, Inc., dated as of April 23, 2024 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by Charter Communications, Inc. on July 26, 2024 (File No. 001-33664))

4.2
Amended and Restated By-laws of Charter Communications, Inc. as of October 24, 2023 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by Charter Communications, Inc. on October 27, 2023 (File No. 001-33664))

5.1*	Opinion of Jamal H. Haughton, Executive Vice President, General Counsel and Corporate Secretary of Charter Communications, Inc.
23.1*	Consent of KPMG LLP
23.2*	Consent of Jamal H. Haughton, Executive Vice President, General Counsel and Corporate Secretary of Charter Communications, Inc. (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature pages of this Form S-8)
99.1	Charter Communications, Inc. 2019 Stock Incentive Plan (incorporated by reference to Annex A to the definitive proxy statement for the Charter Communications, Inc. 2019 Annual Meeting of Stockholders filed on March 14, 2019 (File No. 001-33664))
99.2	Amendment to the Charter Communications, Inc. 2019 Stock Incentive Plan, dated as of January 28, 2020 (incorporated by reference to Exhibit 10.152 to the Annual Report on Form 10-K of Charter Communications, Inc. filed on January 31, 2020 (File No. 001-33664))
99.3
Second Amendment to the Charter Communications, Inc. 2019 Stock Incentive Plan (incorporated by reference to Appendix B to the definitive proxy statement for the Charter Communications, Inc. 2024 Annual Meeting of Stockholders filed on March 14, 2024 (File No. 001-33664))

99.4
Third Amendment to the Charter Communications, Inc. 2019 Stock Incentive Plan (incorporated by reference to Appendix B to the definitive proxy statement for the Charter Communications, Inc. 2026 Annual Meeting of Stockholders filed on March 12, 2026 (File No. 001-33664))

107*	Filing Fee Table

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on April 24, 2026.

Charter Communications, Inc.

By:	/s/ Kevin D. Howard
Name:	Kevin D. Howard
Title:	Executive Vice President, Chief Accounting Officer and Controller

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jamal H. Haughton and Kevin D. Howard and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 24, 2026.

Signature	Title

/s/ Christopher L. Winfrey	President and Chief Executive Officer, Director
Christopher L. Winfrey	(Principal Executive Officer)

/s/ Jessica M. Fischer	Chief Financial Officer
Jessica M. Fischer	(Principal Financial Officer)

/s/ Kevin D. Howard	Executive Vice President, Chief Accounting Officer and
Kevin D. Howard	Controller (Principal Accounting Officer)

/s/ Eric L. Zinterhofer	Non-Executive Chairman of the Board (Director)
Eric L. Zinterhofer

/s/ W. Lance Conn	Director
W. Lance Conn

/s/ Wade Davis	Director
Wade Davis

/s/ Kim C. Goodman	Director
Kim C. Goodman

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/s/ John D. Markley, Jr.	Director
John D. Markley, Jr.

/s/ Steven Miron	Director
Steven Miron

/s/ Balan Nair	Director
Balan Nair

/s/ Michael Newhouse	Director
Michael Newhouse

/s/ Martin E. Patterson	Director
Martin E. Patterson

/s/ Mauricio Ramos	Director
Mauricio Ramos

/s/ Carolyn J. Slaski	Director
Carolyn J. Slaski

/s/ J. David Wargo	Director
J. David Wargo

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